CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 26, 2003, except as to the stock split discussed in Note 17, for which the date is October 21, 2003 relating to the financial statements, which appears in Actuant Corporation's Annual Report on Form 10-K/A for the year ended August 31, 2003. We also consent to the incorporation by reference of our report dated September 26, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading of "Experts" in such Registration Statement.





PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 26, 2004